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                      ROCKWELL MEDICAL TECHNOLOGIES, INC.
                                30142 WIXOM ROAD
                             WIXOM, MICHIGAN 48393

                                                                October 20, 2005

To the warrant holders of Rockwell Medical Technologies, Inc.:

     We are pleased to inform you that Rockwell Medical Technologies, Inc. ("Rockwell") is offering to exchange Common Share Purchase Warrants expiring January 26, 2006 with an exercise price of $3.90 (the "New Warrants") for each of your currently outstanding Common Share Purchase Warrants expiring January 26, 2006 with an exercise price of $4.50 (the "Old Warrants") that is properly tendered as set forth in the Prospectus dated October 17, 2005 (the "Prospectus") and this Letter of Transmittal (which, together with the Prospectus, constitute the "Exchange Offer"), the receipt of which is hereby acknowledged. The New Warrants will entitle you to purchase the same number of common shares of Rockwell's common stock as the Old Warrants entitled you to purchase. Please note that the Exchange Offer expires at 5:00 p.m., Eastern Standard Time, on November 28, 2005, unless extended by Rockwell.

     Please read and follow carefully the enclosed instructions. In order to accept the Exchange Offer and to receive your New Warrants, you must complete, sign, date and return the enclosed Letter of Transmittal together with your Old Warrant certificates in accordance with the provisions of the Letter of Transmittal and the enclosed instructions. Each person listed on your Old Warrant certificates as a registered holder must sign the Letter of Transmittal. You should complete and sign a separate Letter of Transmittal for each certificate registered in a different name or form. Photocopies of the Letter of Transmittal may be used. If you have any questions, you should call the exchange agent, American Stock Transfer & Trust Company, toll-free at (877) 248-6417 or at (718) 921-8317.

     Please note that the method of delivery is at your option and risk. If you send these documents by mail, we strongly recommend that you use registered mail, properly insured, with return receipt requested.

     Following receipt of your Old Warrant certificates and properly completed Letter of Transmittal, and after the expiration date of the Exchange Offer, the exchange agent will mail your New Warrant certificate to the address shown for you in the "Description of Warrants Surrendered," unless you provide a different address in accordance with the special delivery instructions in the Letter of Transmittal. Your New Warrant certificate(s) will be issued in the name of the registered holders of your Old Warrant certificate(s) unless you provide a different name in accordance with the instructions set forth in the Letter of Transmittal. Please note that there are signature guarantee requirements if you choose to have your New Warrant certificate(s) issued in a different name.

     THIS LETTER AND THE ATTACHMENTS ENCLOSED HERETO ARE PROVIDED TO YOU FOR INFORMATIONAL PURPOSES ONLY; THE DECISION TO EXCHANGE YOUR OLD WARRANT(S) FOR NEW WARRANT(S) IS AT YOUR SOLE DISCRETION AND YOU ASSUME ALL OF THE RISKS ASSOCIATED WITH SUCH EXCHANGE.

     Again, if you have any questions about the Exchange Offer, please contact American Stock Trust & Transfer Company toll-free at (877) 248-6417 or at (718) 921-8317.

     We are pleased to have you as a warrant holder of Rockwell and look forward to enjoying your continued support.

                                          Sincerely yours,

                                          Rockwell Medical Technologies, Inc.